Exhibit 99.1
Tecumseh 2009 Annual Meeting: FAQs
1.	What questions are on the ballot for the 2009 Annual Meeting?

The Board of Directors recommends that shareholders vote on the WHITE proxy card. The Board believes that two issues are fundamental to the future of the Company:
•	A “one-share, one vote for all” recapitalization plan. It will create a world-class capital structure for Tecumseh, giving equal voting power to each share. It will align voting power with ownership. The Board believes this would increase the liquidity of trading in the Company’s shares, and provide flexibility for acquisitions or a sale of the Company.

•	A slate of Board nominees. The Board has nominated a slate of well-qualified candidates who have the experience and independence that Tecumseh needs as it drives toward its goals in today’s difficult economic environment.
The Herricks, through the Herrick Foundation they control, is asking shareholders to vote against the Board’s proposals. The Herricks also have nominated a hand-picked slate of candidates. If elected, these candidates would give the Herricks majority control of the Board, with virtually no economic interest in Tecumseh.

For more information, please visit http://tecumseh.investorroom.com/ and click on 2009 Annual Meeting.

2.	When is the 2009 Annual Meeting?

Tecumseh’s 2009 Annual Meeting will be held on August 14, 2009. To ensure that your vote will be received and counted, please promptly complete, sign, date and return your WHITE proxy or proxies, whether or not you plan to attend the meeting in person, and regardless of the number of shares that you own. If you prefer, you may cast your vote toll-free by telephone or online over the Internet. Simply follow the instructions on your WHITE proxy card(s).

3.	Does the current Board recommend supporting the Herricks’ proposals?

No, and for several reasons.
•	The Board’s recapitalization proposal is essentially the same proposal that the Herrick interests supported last year to garner shareholder support in the November proxy contest. The Herrick interests — which hold shares with disproportionate voting power — now oppose the plan, which would give equal voting power to all shares. The Herricks admit that they oppose the recapitalization that is in the best interests of all shareholders because they wish to preserve their disproportionate voting power.

•	The Herricks are seeking majority control of the Board — and the Board urges shareholders to consider the record of the Herricks when they last held control. In 2006 and 2007, under the leadership of the father-son team of Todd and Kent

Tecumseh 2009 Annual Meeting: FAQs
Herrick, Tecumseh was saddled with worsening financial losses and unmanageable debt. Free cash flow in 2006 was a negative $156.5 million. The Company was in default on loans in Brazil. As a condition for a new loan, the Board agreed to make certain management changes, including replacing Todd Herrick as CEO. When they tried to impede and control the management succession plans, the Herricks were removed.

•	Allowing the Herricks, who have virtually no economic interest in the Company, to control the Company’s Board would contradict basic principles of governance and fairness to all shareholders. Unlike most investors, the Herricks are above all concerned with control of the Company and they are willing to destroy the value of their investment in their quest to achieve control. Since their removal, they have relentlessly sought to regain control of the Company. The Herricks have a vested interest in redeeming themselves for their past performance, even as they continue to make excuses for poor decisions.

•	The Board believes that returning control of Tecumseh to the Herricks interests could have significant negative implications for the Company’s exposure to antitrust-related fines and penalties. Under an agreement with the authorities, the Company is able to reduce its exposure to fines and penalties so long as it continues to cooperate with authorities in their investigation. Todd and Kent Herrick are specifically excluded from the Company’s leniency agreement with the Department of Justice (DOJ) and other authorities, based on, the Company believes, their refusal to cooperate with investigating authorities. As a result, they remain subject to potential criminal prosecution.

•	The Board’s candidates have the strongest qualifications and independence necessary to move Tecumseh forward. The Herricks’ candidates have limited relevant experience and cannot compete.
4.	What is the Herrick Foundation? How much of the Company does it own?

The Herrick Foundation and the Herricks, together, own about 5% of the economic interest in Tecumseh. They own only Class B shares — 769,426 shares of Class B stock. In addition, Todd Herrick owns 21,906 shares of Class B stock, 0.1% of the Company’s total equity. Kent Herrick does not own any shares of the Company.

The father-son team of Todd and Kent Herrick were removed from their positions as executive leaders of Tecumseh in 2007, when the Company was on the brink of bankruptcy. Todd and Kent Herrick are descendants of the Company’s founder, and their family endowed the Herrick Foundation — a charitable organization controlled by a three-person board, including Todd and Kent Herrick.

Tecumseh 2009 Annual Meeting: FAQs
5.	Who did the Herricks nominate to the Board and how do they compare to the Company’s nominees?

For information on the Director nominee slates and to see how they compare, please visit: http://tecumseh.investorroom.com/ and click on 2009 Annual Meeting.

If the Herrick’s nominees are elected, control would be returned to the Herricks, who drove the Company to the brink of bankruptcy in 2007.

Under the direction of the current Board and management, Tecumseh has made significant progress in recovering from the financial problems that the Company faced when the Herrick management team was removed. The current management team is implementing a strategic plan that it rolled out in 2008 — and that plan is leading to operational, engineering, sales, governance and human resources improvements that are helping the Company weather today’s economic downturn.

6.	Did the Company attempt to reach a compromise with the Herricks?

Yes. The Company privately approached the Herricks with settlement proposals in the spring, shortly after receipt of the Herrick Foundation’s notice that it intended to solicit proxies in favor of a competing slate of directors. During informal discussions between our representatives and Honigman, Miller, the law firm representing the Herricks, it became clear that the Herricks were unwilling to agree to a recapitalization or settle for anything short of control. As a result of the stalled negotiations with Honigman, Miller, the Company determined to make a private, formal settlement proposal directly to Todd Herrick. Mr. Herrick, without further discussion with the Company, publicly released the Company’s settlement proposal and subsequently advised the Company (and all shareholders) that the Herrick Foundation was unwilling to settle the current dispute.

Tecumseh 2009 Annual Meeting: FAQs
7.	Why not select two new directors from the Company’s nominees and two directors from the Herrick slate?

The Board’s slate of nominees were carefully selected for their qualifications, and for their ability to contribute to the balance on the Board of skills and experiences. The Board believes that, in this case, the group will be stronger than merely the sum of the individuals.

Based on past history of the Herricks and their nominees who have served on the Company’s Board (including their apparent disregard for their fiduciary duties) — and based on the character and disposition of the Herricks when they led the Company and the Board — the Board concluded that the Herrick nominees are likely to be disruptive and to prioritize Herrick interests over those of other shareholders. For instance, none of the Herricks’ nominees have pledged support for management’s recapitalization plan. In addition, we believe there is a risk that some of our highly qualified candidates may be unwilling to serve on a Board that includes any of the Herrick nominees. The strong differences in the vision of the Herrick nominees, compared with that of the Board’s nominees, is likely to lead to an immobilization of the Board’s decision making during a time when the Board must act decisively and prudently to address the issues of today’s difficult economic environment.

8.	What is the status of the DOJ antitrust investigation? Is there any evidence that the Herricks were involved in the anticompetitive activities being investigated?

Authorities on three continents have launched investigations into anti-competitive activities in the compressor industry. The U.S. Department of Justice has granted conditional leniency to the Company. This limits the Company’s risks for certain fines and penalties associated with the criminal investigation. This leniency agreement, however, is conditioned on the Company’s continuing cooperation with authorities — that is, if the authorities conclude the Company is not cooperating, the leniency can be withdrawn. The DOJ excluded Todd and Kent Herrick from this agreement. Documents and witness testimony revealed during the investigation suggest that, at a minimum, the Herricks had direct knowledge of questionable business practices and potentially illegal anti-competitive activity.

The Company believes that the Herricks have not cooperated with authorities regarding this matter. The activities under investigation allegedly took place during the years in which the Herricks led the Company. Todd and Kent Herrick have not denied knowledge of, or involvement in, the underlying activity that is the subject of the investigation.

The Company believes that, if the Herricks regain control of the Board, the Company’s exposure to this investigation and the related fines and penalties could be affected.

9.	Is the Michigan Attorney General investigating the Herricks?

The Michigan Attorney General launched an investigation into the possible use of the Herrick Foundation’s resources by the Herricks, trustees of the Foundation, for their

Tecumseh 2009 Annual Meeting: FAQs
personal interests to acquire control of Tecumseh. This led a Court to appoint a special fiduciary to continue investigating the matter.

10.	The Herricks have outlined a plan for what they would do with the Company. How is it different than management’s plan? What does management object to about the Herrick plan?

The Board believes the Herrick proposals to pay cash dividends (including the resumption of a regularly quarterly dividend) and to cause a cessation of the Company’s restructuring efforts (including by maintaining unnecessary and inefficient operations and expensive and inflexible vertical integration), each amid the current financial markets crisis, would weaken the Company’s liquidity. The Board also believes that the Herrick Foundation will be unsuccessful in forming the strategic partnership it promises. While Kent Herrick was a sitting director, the Herricks, without Board authorization, unsuccessfully sought acquirers for the Company and provided confidential information to competitors; management’s strategic planning process demonstrated that the current path is the best way to achieve higher value for shareholders.

11.	Have there been similar questions put to shareholders by the Herricks?

Yes. Since the removal in 2007 of Todd and Kent Herrick from Tecumseh management, the Herricks, through the Herrick Foundation, have sought on several occasions to regain control of the Board.

In February 2007, the Herricks nominated three candidates to the then five-person Board of Directors. The Board did not oppose the Herricks’ nominees, thereby assuring Board representation for the Herricks, but the Board expanded its membership to seven. The Herricks responded with a lawsuit to enforce their “right” to elect a majority of directors, but eventually settled for two representatives on the seven-person Board.

In the fall of 2008, in an attempt to replace two independent directors and take control of the seven-person Board, the Herrick Foundation sued the Company, seeking the right to call a special meeting of shareholders. Despite extensive litigation and a costly proxy contest, the Herricks failed to win shareholder support for their proposals.

12.	The Herricks claim that current management missed opportunities to sell the Company. Is that true?

No. During the spring and summer of 2008, the Board conducted an extensive review of strategic alternatives, determining that there was insufficient interest from potential acquirers. In fact, during the summer of 2008, the Herricks marketed the Company without the Board’s authorization to potential buyers but never approached the Board with any possible transactions.

Tecumseh 2009 Annual Meeting: FAQs
13.	What has the current management team done to improve the condition of the Company since the Herricks left?

The current management team has made significant progress in implementing its goal of restoring the Tecumseh brand promise and building the Company’s global leadership in commercial refrigeration.

Management’s improvements and initiatives include:
•	Shedding non-core operations and transforming hidden and idle assets into much-needed cash in order to reduce dangerous debt levels and build appropriate liquidity for the business

•	Strengthening and deepening the management team — an essential part of Tecumseh’s transition to a truly world-class Company.

•	Migrating selected production volumes through implementation of “Best Cost Country” program.

•	Implementing new global processes to enable continuous improvement in manufacturing process, cost and quality.

•	Reducing levels of vertical integration and investing in new products and services.
14.	How has management improved the Company’s governance?

The current management team has already improved the Company’s governance guidelines and compliance by updating committee charters and corporate governance guidelines. Management implemented a “Say on Pay” policy, which provides an advisory shareholder vote on executive compensation, and approved a recapitalization transaction. In addition, management enhanced the Company’s governance by strengthening the composition of the Board through the additions of Edwin Buker, William Aziz and Jeffry Quinn as directors in 2007. The Board would be further strengthened by the election of the Company’s new nominees, Leonard Anthony, William Barker, David Bloss and Greg Smith.

15.	What is the current management team’s strategy for turning around the Company?

Since August 2007, the current management team, under the oversight of the Board, has been involved in an intensive process of developing and implementing a strategic plan for moving the Company toward its goals of restoring the Tecumseh brand promise and building the Company’s global leadership in commercial refrigeration. The overwhelming conclusion was that the greatest value could be generated by pursuing a “best cost country” strategy that rationalizes our entire global manufacturing footprint, identifying lower-cost manufacturing locations and conducting product customization near the markets the Company chooses to pursue.

The current management team has made significant progress executing against these objectives despite severe macroeconomic pressures, and remains confident that its goals will be achieved under this strategy.